Exhibit 21

                     SUBSIDIARIES OF UNITED STATIONERS INC.

UNITED STATIONERS INC.

  UNITED STATIONERS SUPPLY CO.

     AZERTY INCORPORATED
     AZERTY de MEXICO, S.A. de C.V.
     LAGASSE, INC. (f/k/a LAGASSE BROS., INC.)
     THE ORDER PEOPLE COMPANY
     UNITED STATIONERS FINANCIAL SERVICES LLC
        USS RECEIVABLES COMPANY, LTD.
     UNITED STATIONERS TECHNOLOGY SERVICES LLC
     UNITED WORLDWIDE LIMITED
     UNITED STATIONERS HONG KONG LIMITED